Exhibit 10.3

KULR TECHNOLOGY CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into effective as of April 15th, 2013 (the “Effective Date”), between KULR Technology Corporation, a Delaware corporation (the "Company"), and Energy Science Laboratories, Inc. (the "Consultant" or “ESLI”).

The parties wish to provide for the engagement of the Consultant to perform consulting services for the Company on the terms and conditions contained in this Agreement.

The Consultant wishes to receive compensation from the Company for the Consultant's services, and the Company desires reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1. ENGAGEMENT AND TERM.

1.1 The Engagement. Subject to the terms and conditions hereof: (i) the Company hereby engages the Consultant to perform consulting services for the Company in accordance with provisions hereof and Exhibit A attached hereto and in exchange for the compensation provided in Exhibit A (the "Engagement"); and (ii) the Consultant hereby accepts the Engagement and agrees to perform such consulting services and its obligations as provided herein.

1.2 Engagement for Unspecified Term. The Engagement shall be for a term as specified in Exhibit A.

1.3 Independent Contractors. The relationship between the Company and the Consultant is that of independent contractors; and neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority hereunder to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other, whether express or implied, or to bind the other party in any respect.

SECTION 2. CONSULTING SERVICES.

2.1 Description of the Consulting Services and Duties. The Consultant shall perform the duties generally described in the Description of Duties on Exhibit A attached hereto and incorporated herein by this reference. The Consultant also shall perform such specific consulting services for the Company as the Company may reasonably request from time to time during the Engagement.

2.2 Standard of Care. The Consultant shall perform the consulting services hereunder and perform all of its responsibilities and obligations hereunder with at least the care, skill, prudence, and diligence that a prudent person acting in a like capacity and experienced in the industry would use under like circumstances. The Consultant shall at all times perform such services loyally and conscientiously.

2.3 Rules and Policies. While at the Company's offices and while performing consulting services for the Company, the Consultant shall comply with all applicable rules and policies of the Company as established from time to time.

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2.4 Offices. The Consultant shall perform the consulting services as directed by the Company from time to time. However, the Consultant may be required to travel from time to time in the performance of the consulting services.

2.5 Time and Best Efforts. During the Engagement, the Consultant will devote the Consultant's time and best efforts to the performance of the duties hereunder and to the business and affairs of the Company. During the Engagement, the Consultant shall disclose any other business activities (other than passive investment activities not prohibited by Section 5) and obtain prior written consent from the Company for such business activities.

2.6 Consent to Use of Name. The Consultant consents to the use of the Consultant's name, without prior written approval, in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

SECTION 3. COMPENSATION. The compensation for the consulting services to be performed hereunder by the Consultant shall be as follows:

3.1 Compensation. The Company shall pay the Consultant a fee as described in Exhibit A for services requested by the Company under this Agreement.

3.2 Hours per Week. The Consultant shall perform consulting services for the number of hours per week as requested from time to time by the Company or as specified in Exhibit A.

3.3 Timecards; Payment of Compensation. If the Company so requires, for each week of the Engagement, the Consultant shall submit to the Company a timecard and invoice for such week. Such timecard and invoice shall be submitted to the Company on the day specified by the Company immediately following such week.

3.4 Benefits. The Consultant shall not be entitled to any of the Company's employee benefits, including without limitation, medical, dental, vision, vacation pay, sick leave, group insurance, and other fringe benefits. The Consultant acknowledges that it is the Consultant's responsibility (financial and otherwise) to obtain its own medical, dental, vision, and liability insurance. The Consultant shall not be compensated for any holidays or vacation days.

SECTION 4. EXPENSES.

4.1 Reimbursement of Business Expenses. Subject to the conditions hereof and the expense reimbursement policies of the Company in effect from time to time, the Company will reimburse the Consultant for pre-approved, actual reasonable business expenses incurred by the Consultant in the course of performing the services hereunder.

4.2 Adequate Records. No such expenditure will be reimbursable unless the Consultant furnishes to the Company adequate records and other documentary evidence required under the tax laws for substantiation of such expenditure as an income tax deduction.

4.3 Repayment of Disallowed Expenses. In the event that any expenses paid for the Consultant or any reimbursement of expenses paid to the Consultant are disallowed as an income tax deduction on an income tax return of the Company, the Consultant will immediately repay to the Company the amount of such disallowed expenses.

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SECTION 5. CONFLICT OF INTEREST.

5.1 Activities. During the Engagement, the Consultant shall not: (i) directly or indirectly, engage, participate, or assist in any business which competes with, or is preparing to compete with, the Company in any manner whatsoever in any line of business engaged in or for which the Company is preparing to engage; or (ii) entice, induce, or encourage, directly or indirectly, any of the Company's employees or consultants to engage in any activity which, were it done by the Consultant, would violate this Agreement.

5.2 Capacities. This Section 5 applies to any activity as an employee, employer, consultant, agent, principal, partner, shareholder (other than as a holder of less than 1% of the stock of a public corporation), officer, director, or any other individual or representative capacity.

SECTION 6. TERMINATION OF ENGAGEMENT.

6.1 Termination Without Cause. Either party may terminate the Engagement without cause by giving the other party a written notice of termination as specified in Exhibit A.

6.2 Termination With Cause. In the event that either party commits any material breach of any of the terms of this Agreement, then the other party may terminate the Engagement immediately upon written notice to the breaching party specifying the cause.

6.3 Death or Disability. The Engagement will terminate immediately upon the Consultant's death or in the event of the Consultant's disability that prevents the Consultant from performing the consulting services under this Agreement.

SECTION 7. CONFIDENTIAL INFORMATION.

7.1 Company Information. The Consultant shall at all times during the term of the Consultant's engagement with the Company and thereafter hold in strictest confidence, and shall not use or disclose to any person, firm, or corporation without written authorization of an Officer of the Company (the "Officer"), any trade secrets, confidential knowledge, data, or other proprietary information relating to products, services, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

7.2 Former Employer Information. The Consultant represents that the Consultant’s engagement by the Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by the Consultant in confidence or trust prior to the Consultant’s engagement by the Company. The Consultant further represent that the Consultant has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement. During the Consultant’s engagement by the Company, the Consultant will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom the Consultant has an obligation of confidentiality, and the Consultant will not bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party to whom the Consultant has an obligation of confidentiality, unless consented to in writing by that former employer or person. The Consultant will use in the performance of his or her duties only information that is generally known and is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. The Consultant shall not, during the Engagement, improperly use or disclose any proprietary information or trade secrets of former or concurrent employers or companies, if any.

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7.3 Third Party Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees that the Consultant owes the Company and such third parties, during the Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out the Consultant's work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of an Officer.

7.4 Incorporation of Open Source Code. In addition, the Consultant agrees that the Consultant will not, without Company’s prior written consent, incorporate into any Company products or technologies, or otherwise deliver to the Company any software code licensed under the GNU, GPL, or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company.

SECTION 8. RETAINING AND ASSIGNING INVENTIONS.

8.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term "Invention" means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, copyrightable works, and techniques and all Intellectual Property Rights therein. The term "Intellectual Property Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

8.2 Inventions and Original Works Assigned to the Company. The Consultant shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns, and agrees to have any and all Invention upon creation be automatically assigned to the Company all of the Consultant's rights, title, and interest in and to any and all Inventions and Intellectual Property Rights which the Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Engagement.

The Consultant acknowledges that all original works of authorship which are made by the Consultant (solely or jointly with others) within the scope of the Consultant's Engagement and which are protectable by copyright are "works made for hire", as that term is defined in the United States Copyright Act (17 USCA, Section 101).

8.3 Maintenance of Records. The Consultant agrees to keep and maintain adequate and current written records of all Inventions and original works of authorship (assigned or assignable under Section 2.2) made by the Consultant (solely or jointly with others) during the Engagement. The records shall be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

8.4 Inventions Assigned to the United States. The Consultant hereby assigns to the United States government all of the Consultant’s right, title, and interest in and to any and all Inventions, original works of authorship, developments, improvements, or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

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8.5 Enforcement of Intellectual Property Rights and Assistance. The Consultant agrees that the Consultant's obligation to assist the Company to obtain and enforce United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of the Engagement, but the Company shall compensate the Consultant at a reasonable rate for time actually spent by the Consultant at the Company's request on such assistance. If the Company is unable because of the Consultant's mental or physical incapacity, the Consultant's unwillingness, or for any other reason to secure the Consultant's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant's agent and attorney in fact, to act for and in the Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Consultant. The Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Consultant now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.

SECTION 9. CONFLICTING ENGAGEMENT OR CONSULTING, ETC. The Consultant agrees that, during the Engagement, the Consultant shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is involved or planned to be involved, and the Consultant shall not engage in any other activities that conflict with the Consultant's obligations to the Company. The Consultant agrees that prior to engaging in any other employment, occupation, consulting, or other business activity, the Consultant shall notify the Company in writing of such planned activity.

SECTION 10. COMPANY DOCUMENTS AND PROPERTY. The Consultant agrees that, at the time of termination of the Engagement, the Consultant shall deliver to the Company (and shall not keep in the Consultant's possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of these items belonging to the Company, its subsidiaries, affiliates, successors, or assigns.

SECTION 11. REPRESENTATIONS. The Consultant agrees to execute any proper oath or verify any proper document necessary or appropriate to carry out the terms of this Agreement. The Consultant represents that the Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Consultant in confidence or in trust prior to the Consultant’s Engagement. The Consultant has not entered into, and the Consultant shall not enter into, any oral or written agreement in conflict herewith.

SECTION 12. POST-EMPLOYMENT ACTIVITIES.

12.1 Conflict of Interest. During the one year period following Termination, the Consultant will not:

a.          solicit any of the Company’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with the Company;

b.          contact or communicate with any customer of the Company for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company or assist any other person or business to do so;

c.          solicit, divert or take away from the Company any customer of the Company or suppliers of the Company or assist any other person or business to do so; or

d.          provide services or otherwise enter into contractual relations with, any customer of the Company or assist any other person or business to do so.

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SECTION 13. GENERAL PROVISIONS.

13.1 Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed according to the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties hereto consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Santa Clara County, California.

13.2 Entire Agreement; Amendment. This Agreement and the Proprietary Information Agreement constitute the entire agreement between the parties with respect to the Consultant's engagement with the Company. Such agreements supersede all prior agreements, understandings, and communications between the parties with respect to such subject matter. Any amendment of this Agreement shall be effective only if in writing and signed by the party to be charged.

13.3 Assignment. This Agreement and the rights and obligations hereof may be assigned by the Company to a successor entity. Except as provided in the preceding sentence, this Agreement and the rights and obligations hereof may not be assigned by either party.

13.4 Construction. In the event that any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the then applicable law.

13.5 Notices. Any notice which a party is required or permitted to give to another party shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address set forth at the end of this Agreement, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

13.6 Waivers. No failure or delay on the part of either party in the exercise of any right hereunder shall operate as a waiver thereof. Any waiver of any right hereunder shall be effective only if in writing. Any single or partial waiver of any right hereunder shall not operate as a waiver of any preceding or succeeding such right or any other right.

13.7 Attorneys' Fees. If any party brings any suit, action, counterclaim, or arbitration to enforce or interpret the provisions of this Agreement, then the prevailing party therein shall be entitled to recover a reasonable allowance for attorneys' fees and litigation expenses in addition to court costs (and in addition to any other rights and remedies it may have). The term "prevailing party" as used in this Section includes without limitation a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or performance of the obligation allegedly breached, or who obtains substantially the relief it seeks.

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13.8 Specific Performance; Remedies Cumulative. The Consultant acknowledges that a breach of this Agreement cannot be adequately compensated for by money damages, and agrees that specific performance is an appropriate remedy for any breach or threatened breach hereof. The Consultant acknowledges that compliance with the provisions of this Agreement is necessary in order to protect the proprietary rights of the Company. The Consultant further acknowledges that any unauthorized use or disclosure to any third party in breach of this Agreement will result in irreparable and continuing damage to the Company. Accordingly, the Consultant hereby: (i) consents to the issuance of any injunctive relief or the enforcement of other equitable remedies against it at the suit of the Company (without bond or other security), to compel performance of any of the terms of this Agreement; and (ii) waives any defenses thereto, including without limitation the defenses of failure of consideration, breach of any other provision of this Agreement, and availability of relief in damages. All remedies, whether under this Agreement, provided by law, or otherwise, shall be cumulative and not alternative.

13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

13.10 Survival. Sections 1.3, 4, 5, 6, 8, 10, 11, 12 and 13 shall survive the termination of the Engagement and the assignment of this Agreement by the Company to any successor-in-interest or other assignee and be binding upon the heirs and legal representatives of the Consultant.

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Executed effective as of the date first set forth above.

THE COMPANY:	KULR Technology Corporation

By:
	Name:	Michael Mo
	Title:	President
	Address:	5339 Prospect Road. #180
San Jose, CA 95129. USA

THE CONSULTANT:	Energy Science Laboratories, Inc.

By:
	Name:	Timothy R. Knowles
	Title:	President
	Address:	6861 Nancy Ridge Dr. Suite B.
San Diego, CA 92121-3214

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CONSULTING AGREEMENT

EXHIBIT A

1.	Description of the Consulting Services and Duties.

1.1	The Consultant shall perform consulting services for the Company generally relating to

See Exhibit B

1.2	Specific Results to be Achieved:

See Exhibit B

2.	Engagement for Term.

2.1	The term of the Engagement shall commence effective as of the Effective Date.

2.2	The term of the Engagement shall continue until terminated by Kulr upon 30 days written notice to ESLI.

2.3	After such term and if agreed in writing: (i) the Engagement may continue for an unspecified term, and (ii) either party may terminate the Engagement with or without cause by giving the other party written notice of termination at least one (1) day prior to the date of termination.

3.	Compensation.

3.1	Consulting Rate: As agreed to by the parties from time to time.

3.2	Maximum Number of Hours/Days: As agreed to by the parties from time to time.

3.3	Maximum Consulting Fee: As agreed to by the parties from time to time.

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EXHIBIT B

DESCRIPTION OF SERVICES TO BE PROVIDED BY ESLI

MHX Development

•	Complete MHX-03 prototype for demo
•	Dynatron Blower as the fan source
•	Performance R < 0.33 C/W
•	MHX with non-metalic enclosure
•	Development plan to optimize for MHX customizaton
•	Total Cost: $50K

MHX Customization

•	Description: Customize MHX size and configuration for customers and partners.
•	Work Scope:
o	MHX for Sony Projector
o	MHX for Intel CPU
o	MHX for Nvidia GPU
o	MHX for AMD CPU
o	MHX for AMD GPU
•	Development Cost: TBD from ESLI

PA-MHX

•	Description: Next-generation non-metalic fiber-based air-cooled MHX device
•	Work Scope and schedule:
o	Design: Oct'13
o	Prototyping: Nov-'13-Jan'14.
o	Testing and Tuning
o	Sample product: Mar'14.
o	Performance Target:
▪	R < 0.3 C/W
▪	Area: 2"x2" - 4"x4"
▪	Height: <10mm
▪	Weight: <100g
•	Development Cost: TBD from ESLI

PL-MHX

•	Description: Next-generation non-metalic fiber-based liquid-cooled MHX device. PL-MHX for chip interface and air-cooled Radiator
•	Work Scope and schedule:
o	Design: Based on PA-MHX.
o	Prototyping: Need to make PA-MHX water sealed. March'14
o	Testing and Tuning
o	Sample product: June'14.
•	Performance Target:
o	R < 0.15 C/W
o	Area: Any size
o	Height:
o	Weight: <100g without liquid
•	Development Cost: TBD from ESLI

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Carbon Fiber Vapor Chamber (FVC)

•	Description: Non-metalic fiber based Vapor Chamber heat spreader
•	Work Scope
o	Design and prototyping: based on PL-MHX to make it air-tight to make VC
o	Testing and Tuning
o	Sample Product
•	Application:

o	PV-VC + PA/L-MHX for high perform heat sink application
•	Performance Target: TBC
•	Development Cost: TBD from ESLI

PV-PCM

•	Description: Non-metalic fiber based PCM device
•	Work Scope
o	Design and prototyping: based on PL-MHX to hold paraffin for PCM.
o	Testing and Tuning
o	Sample Product
•	Application:
o	PV-PCM + VC + MHX
•	Performance Target: TBD
•	Development Cost: TBD from ESLI

Carbon Fiber Thermal Interface Material (FTI)

•	Description: Fiber-based TIM that goes through adhesive
•	Performance Target: TBD
•	Development Cost: TBD from ESLI

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